UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G




            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 3)1/

                      SECURITY DYNAMICS TECHNOLOGIES, INC.
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
                         (Title or Class of Securities)

                                   814208104
                                 (CUSIP Number)











     1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 814208104              13G                     Page  2  of 5 Pages


_______________________________________________________________________________
 1    NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Kenneth P. Weiss     ###-##-####

_______________________________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)
                                                          (A) [  ]
       N/A                                                (B) [  ]
_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

_______________________________________________________________________________
                   5    SOLE VOTING POWER

   NUMBER OF             2,354,516
    SHARES         6    SHARED VOTING POWER
  BENEFICIALLY
   OWNED BY              0
     EACH          7    SOLE DISPOSITIVE POWER
   REPORTING
    PERSON               2,354,516
     WITH          8    SHARED DISPOSITIVE POWER

                         0
_______________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,354,516
_______________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                           [  ]

     N/A
_______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.9%
_______________________________________________________________________________
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

   CUSIP No. 814208104                                13G   Page  3  of 5 Pages


ITEM 1(A). NAME OF ISSUER:

           Security Dynanmics Technologies, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           20 Crosby Drive
           Bedford, MA  01730

ITEM 2(A). NAME OF PERSON FILING:

           Kenneth P. Weiss

ITEM 2(B). RESIDENCE:

           59 Sargent Street
           Newton, MA  02158

ITEM 2(C). CITIZENSHIP:

           United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $0.01 par value per share, (the "shares")

ITEM 2(E). CUSIP NUMBER:

           814208104


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   CUSIP No. 814208104                                13G   Page  4  of 5 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP:

     (a)  Amount beneficially owned:  2,354,516 shares
     (b)  Percent of class:  5.9%
     (c)  Number of shares as to which such person has:
          (i)   Sole Power to vote or to direct the vote:  2,354,516 shares
          (ii)  Shared power to vote or to direct the vote:  0 shares
         (iii)  Sole power to dispose or to direct the  disposition of:
                2,354,516 shares
          (iv)  Shared power to dispose or to direct the disposition of:
                0 shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

   CUSIP No. 814208104                               13G   Page  5  of 5 Pages


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                January 27, 1998
                                                     (Date)


                                                By: /s/ Kenneth P. Weiss
                                                   ________________________
                                                   Kenneth P. Weiss